Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form S-1of our report dated August 20, 2013, except for Notes 7 and 11, as to which the date is September 24, 2013, with respect to the audited balance sheets of Global Photonic Energy Corporation (a development stage company) as of December 31, 2012 and December 2011, and the related statements of expenses, stockholders’ equity (deficit) and cash flows for each of the years then ended.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP
MaloneBailey, LLP
www.malone−bailey.com
Houston, Texas

February 11, 2014